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                                                                   Exhibit 10.2



                          LUCENT TECHNOLOGIES INC. 2003
                           LONG TERM INCENTIVE PROGRAM

SECTION 1.1 PURPOSE. The purposes of the Lucent Technologies Inc. 2003 Long Term Incentive Program (the "Plan") are to encourage selected Employees of Lucent Technologies Inc. (the "Company") and its Affiliates to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of shareowners, and to enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

Section 1.2 ESTABLISHMENT AND TERM OF THE 2003 PLAN. The Company establishes the Plan effective as of February 19, 2003, subject to the Plan having been approved by the Company's shareowners on or prior to that date. The Plan shall remain in effect until the earlier of: (i) the date that no additional Shares are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Section 13 or (iii) the close of business on February 28, 2008. Upon the Plan becoming effective, no further awards shall be made under the 1996 Plan. Upon the termination or expiration of the Plan as provided in this Section 1.2, no Award shall be granted pursuant to the Plan, but any Award theretofore granted may extend beyond such termination or expiration.

SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

         (a) "Affiliate" shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

         (b) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, Performance Unit, Dividend Equivalent, Other Stock Unit Award, or any other right, interest, or option relating to Shares or other securities of the Company granted pursuant to the provisions of the Plan.

         (c) "Award Agreement" shall mean any written or electronic agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder and signed or otherwise authenticated by both the Company and the Participant.

         (d) "Board" shall mean the Board of Directors of the Company.




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         (e) "Cause" shall mean for termination of employment of an Employee the definition given to it under the applicable Award Agreement or, in the absence of such a definition, (A) the definition given to it under applicable law, (B) for Employees who are subject to legislation which does not explicitly give such a definition, such circumstances which entitle the Company or the Affiliate to terminate the employment of the Employee without severance payments, or (C) for Employees who are subject to an employment agreement or severance policy with the Company or an Affiliate, the definition given to it under such employment agreement or severance policy.

         (f) "Change in Control" shall mean the happening of any of the following events:

                  (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
                  Act) (an "Entity") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this
                  Section 2(f); or

                  (ii) A change in the Composition of the Board during any two year period such that the individuals who, as of the beginning of such two year period, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two year period, whose election, or nomination for election by the Company's shareowners, was approved by a vote of




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                  at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with a solicitation subject to Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board; or

                  (iii) The approval by the shareowners of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareowners, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (a "Parent Company")) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such




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                  Parent Company) will beneficially own, directly or indirectly,
                  20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or


                  (iv) The approval by the shareowners of the Company of a complete liquidation or dissolution of the Company.

         (g) "Change in Control Price" means the higher of (A) the highest reported sales price, regular way, of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which Shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or
         (B) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per Share paid in such tender or exchange offer or Corporate Transaction; provided however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of a Share on the date such Incentive Stock Option or Stock Appreciation Right is exercised or deemed exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.



         (h) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.


         (i) "Committee" shall mean the Corporate Governance and Compensation Committee of the Board (or any successor committee); provided, however, that (i) with respect to Awards to any Employees who are Officers or members of the Board for purposes of Section 16, Committee means all of the members of the Compensation Committee who are "non-employee




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         directors" within the meaning of Rule 16b-3 adopted under the Exchange
         Act, (ii) with respect to Awards to any Employees who are Officers or members of the Board for purposes of Section 16 and who are intended to satisfy the requirements for "performance based compensation" within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto, Committee means all of the members of the Compensation Committee who are "outside directors" within the meaning of Section 162(m) of the Code, and (iii) with respect to all Awards, the Committee shall comprise of "independent" directors as required under the New York Stock Exchange listing requirements.

         (j) "Company" shall mean Lucent Technologies Inc., a Delaware corporation.

         (k) "Covered Employee" shall mean a "covered employee" within the meaning of Section 162(m)(3) of the Code.

         (l) "Dividend Equivalent" shall mean any right granted pursuant to
         Section 14(h) hereof.

         (m) "Employee" shall mean any employee of the Company or of any Affiliate. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

         (n) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

         (o) "Exercise Period" shall have the meaning set forth in Section 11(b) hereof.

         (p) "Good Reason" shall mean "good reason" as such term is defined in the Award Agreement or, in the absence of such a definition, for Employees who are subject to an employment agreement or severance policy with the Company or an Affiliate, the definition given to it under such employment agreement or severance policy.

         (q) "Fair Market Value" shall mean, (i) with respect to Shares, the average of the highest and lowest reported sales prices, regular way, of Shares in transactions reported on the New York Stock Exchange on the date of determination of Fair Market Value, or if no sales of Shares are reported on the New York Stock Exchange for that date, the comparable average sales price for the last previous day for which sales were reported on the




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         New York Stock Exchange, and (ii) with respect to any other property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

         (r) "Incentive Stock Option" shall mean an Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

         (s) "Net Income" shall mean the net income of the Company as determined under generally accepted accounting principles, excluding (a) extraordinary items (net of applicable taxes); (b) cumulative effects of changes in accounting principles; (c) securities gains and losses (net of applicable taxes); and (d) nonrecurring items (net of applicable taxes) including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring charges, gains and losses from qualified benefit plan curtailments and settlements, and income or expenses related to deferred tax assets.

         (t) "Nonstatutory Stock Option" shall mean an Option granted under
         Section 6 hereof that is not intended to be an Incentive Stock Option.

         (u) "Officer" shall mean any manager of the Company or any Affiliate holding a position above the executive level (E band) or any future salary grade that is the equivalent thereof.

         (v) "Option" shall mean any right granted to a Participant under the 2003 Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

         (w) "Other Stock Unit Award" shall mean any right granted to a Participant by the Committee pursuant to Section 10 hereof.

         (x) "Participant" shall mean an Employee who is selected by the Committee to receive an Award under the Plan.

         (y) "Performance Award" shall mean any Award of Performance Shares or Performance Units pursuant to Section 9 hereof.

         (z) "Performance Period" shall mean that period, established by the Committee at the time any Performance Award is granted or at any time thereafter, during which any performance goals specified by the Committee with respect to such Award are to be measured.

         (aa) "Performance Share" shall mean any grant pursuant to Section 9 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as




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         the Committee shall determine, including, without limitation, cash,
         Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

         (bb) "Performance Unit" shall mean any grant pursuant to Section 9 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

         (cc) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

         (dd) "Plan" shall mean the Long Term Incentive Program set forth herein known as the "Lucent Technologies Inc. 2003 Long Term Incentive Program", as the same may be amended from time to time.

         (ee) "Restricted Stock" shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

         (ff) "Restricted Stock Award" shall mean an award of Restricted Stock under Section 8 hereof.

         (gg) "Section 16" shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

         (hh) "Shares" shall mean the shares of common stock, $.01 par value, of the Company and such other securities of the Company as the Committee may from time to time determine.

         (ii) "Stock Appreciation Right" shall mean any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any




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         time during a specified period before the date of exercise over (ii)
         the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, other than in the case of Substitute Awards, shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

         (jj) "Subsidiary" shall mean a "subsidiary corporation" of the Company as defined in Section 424(f) of the Code, an entity in which the Company directly or indirectly owns 50% or more of the voting interests or an entity in which the Company has a significant equity interest, as determined by the Board or the Committee.

         (kk) "Substitute Award" shall have the meaning set forth in Section
         4(d).

         (ll) "1996 Plan" shall mean the Company's 1996 Long-Term Incentive Program.

         (mm) "1997 Plan" shall mean the Company's 1997 Long-Term Incentive
         Plan.

SECTION 3.  ADMINISTRATION.

         (a) AUTHORITY OF COMMITTEE. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company and its Affiliates to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended;
         (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan;
         (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems




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         necessary or desirable for administration of the Plan. Notwithstanding anything in this Section 3(a) to the contrary, the Committee shall not have the authority to reduce the exercise price for Options and Stock Appreciation Rights other than in connection with adjustments as provided in Section 4(g).

         (b) DECISIONS BINDING. Decisions of the Committee shall be final, conclusive and binding upon all Persons, including the Company, any Participant, any shareowner, and any employee of the Company or of any Affiliate.

         (c) DELEGATION. Subject to the terms of the Plan and terms and limitations as the Committee shall determine, the Committee may delegate its authority as identified herein to any individual or committee of individuals (who need not be directors of the Board), including without limitation the authority to make Awards to Participants who are not Officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such Section. To the extent that the Committee delegates its authority to make Awards as provided by this Section 3(c), all references in the Plan to the Committee's authority to make Awards and determinations with respect thereto shall be deemed to include the Committee's delegate. Any such delegate shall serve at the leisure of, and may be removed at any time by, the Committee.

SECTION 4.  SHARES SUBJECT TO THE 2003 PLAN.

         (a) NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Section 4(g), the aggregate number of Shares that may be issued to Participants pursuant to Awards granted under the Plan shall not exceed the sum of one hundred seventy million (170,000,000) Shares.

         (b) LAPSED AWARDS. If any Award is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares that may be issued under the Plan set forth in Section 4(a) above.

         (c) SHARES USED TO PAY OPTION PRICE AND WITHHOLDING TAXES. If a Participant pays the option price for an Option by tendering previously owned Shares in accordance with the provisions of Section 6 herein or satisfies any tax withholding requirement by having the Company withhold Shares in accordance with Section 14 herein, then such Shares surrendered to pay the option price or used to satisfy such tax withholding requirements shall not count against the aggregate number of Shares that may be issued under the Plan set forth in Section 4(a) above.




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         (d) OTHER ITEMS NOT INCLUDED. The following items shall not count against the aggregate number of Shares that may be issued under the Plan set forth in Section 4(a) above: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of Shares; or
         (iii) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary ("Substitute Award").

         (e) AWARD LIMITS. Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment as provided in Section 4(g) below):

                  (i) in no event shall a Participant receive an Award or Awards during any one (1) calendar year covering in the aggregate more than six million (6,000,000) Shares (whether such Award or Awards may be settled in Shares, cash or any combination of Shares and cash) or twenty million Shares (20,000,000) covering the term of the Plan; provided that, during the initial year of employment, the limit shall be increased to ten million (10,000,000) Shares;

                  (ii) in no event shall there be granted during the term of the Plan Incentive Stock Options covering more than an aggregate of forty million (40,000,000) Shares; and

                  (iii) in no event shall there be granted during the term of the Plan Shares of Restricted Stock, Performance Units, Performance Shares or Other Stock Based Awards (or any similar plan or program as determined by the Committee) covering more than fifty-one million (51,000,000) Shares.


         (f) SOURCE OF SHARES. Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer's designee) from time to time.

         (g) ADJUSTMENTS. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments in the aggregate number, class and kind of Shares which may be delivered under the Plan, in the aggregate or to any one Participant, in




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         the number, class, kind and option or exercise price of Shares subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, and in the number, class and kind of Shares subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion, provided that the number of Shares or other securities subject to any Award shall always be a whole number.

SECTION 5. ELIGIBILITY. Any Employee (excluding any member of the Committee) shall be eligible to be selected as a Participant.

SECTION 6. STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Options may be granted for no consideration or for such consideration as the Committee may determine. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

         (a) OPTION PRICE. The exercise price per Share under an Option shall be determined by the Committee in its sole discretion; provided that, except in the case of an Option pursuant to a Substitute Award, such purchase price shall not be less than the Fair Market Value of a Share on the date of the grant of the Option.

         (b) OPTION PERIOD. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of seven years from the date the Option is granted.

         (c) EXERCISABILITY. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant.

         (d) METHOD OF EXERCISE. Subject to the other provisions of the 2003 Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.




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         (e) INCENTIVE STOCK OPTIONS. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or Subsidiary of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

         (f) FORM OF SETTLEMENT. In its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant. Similarly, the Committee may require Shares to be held for a specific period of time.

SECTION 7. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under
Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

SECTION 8. RESTRICTED STOCK AWARDS. Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Any Restricted Stock Award issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of a Restricted Stock Award, such certificate shall be registered in the name of the Participant,




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and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. Except as otherwise determined by the Committee and subject to Section 11 hereof, upon termination of employment for any reason during the restriction period, any portion of a Restricted Stock Award still subject to restriction shall be forfeited by the Participant and reacquired by the Company.

SECTION 9. PERFORMANCE AWARDS. Performance Awards in the form of Performance Units or Performance Shares may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award or at any time thereafter. Except as provided in Section 11, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period.

SECTION 10. OTHER STOCK UNIT AWARDS. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property ("Other Stock Unit Awards") may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, other securities of the Company, cash or any other form of property as the Committee shall determine. Shares (including securities convertible into Shares) granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 10 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees of the Company and its Affiliates to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

SECTION 11. CHANGE IN CONTROL PROVISIONS.

         (a) IMPACT OF EVENT. Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

                  (i) All outstanding Awards other than Performance Awards shall become fully and immediately exercisable unless such Awards are converted, assumed, or replaced by a successor.

                  If a Participant's employment is subsequently terminated without Cause or for Good Reason within 24 months of the Change in Control, any such Awards (other than Performance Awards) so converted, assumed, or replaced that remain unvested shall become fully and immediately exercisable upon the date of the Participant's termination and all deferral and restriction limitations applicable shall lapse.

                  (ii) All Performance Awards earned and outstanding as of the date of the Change in Control is determined to have occurred shall be payable in full in accordance with the payout schedule pursuant to the Award Agreement. Any remaining Performance Awards (including any applicable Performance Period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change in Control and shall be payable in full in accordance with the payout schedule pursuant to the Award Agreement. Any existing deferrals or other restrictions shall remain in effect. If the Participant's employment is terminated without Cause following the Change in Control, any Awards remaining to be paid will be paid in accordance with the employment termination provision of the Award Agreement. If the Participant's employment is terminated for Good Reason following the Change in Control, any Awards remaining to be paid will be paid in accordance with the payout schedule pursuant to the Award Agreement.

         (b) CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), if the Committee shall determine at, or at any time after, the time of grant, a Participant holding an Option shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the purchase price for the Shares being purchased under the Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the purchase price per Share under the Option multiplied by the number of Shares granted under the Option as to which the right granted under this
         Section 11(b) shall have been exercised.

SECTION 12. CODE SECTION 162(m) PROVISIONS.

         (a) Notwithstanding any other provision of this Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 12 is applicable to such Award under such terms as the Committee shall determine.

         (b) If an Award is subject to this Section 12, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the Company having a level of Net Income for the fiscal year preceding lapse or distribution set by the Committee within the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered "pre-established". The Committee may, in its discretion, reduce the amount of any Performance Award or Other Stock Unit Award subject to this Section 12 at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the following: net cash provided by operating activities, earnings per Share from continuing operations, operating income, revenue growth, gross margin, operating return on sales, return on operating assets, return on equity, economic value added, stock price appreciation, total shareowner return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or the Affiliate or division of the Company for or within which the Participant is primarily employed.

         (c) Notwithstanding any contrary provision of the Plan other than
         Section 11, the Committee may not adjust upwards the amount payable pursuant to any Award subject to this Section 12, nor may it waive the achievement of the Net Income requirement contained in Section 12(b), except in the case of the death or disability of a Participant.

         (d) Prior to the payment of any Award subject to this Section 12, the Committee shall certify in writing that the Net Income requirement applicable to such Award was met.

         (e) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 12 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of
         Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

SECTION 13. AMENDMENTS AND TERMINATION. The Board may amend, alter or discontinue the 2003 Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee's or Participant's consent, or that without the approval of the shareowners would:

         (a) except as is provided in Section 4 of the Plan, increase the total number of shares reserved for the purpose of the Plan;

         (b) change the employees or class of employees eligible to participate in the Plan; or

         (c) reduce the exercise price for Options and Stock Appreciation Rights by repricing or replacing such Awards.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent. Except as provided in Section 4 and Section 14(e), the Committee shall not have the authority to cancel any outstanding Option and issue a new Option in its place with a lower exercise price; provided, however, that this sentence shall not prohibit an exchange offer whereby the Company provides certain Participants with an election to cancel an outstanding Option and receive a grant of a new Option at a future date if such exchange offer only occurs with shareowner approval.

SECTION 14. GENERAL PROVISIONS.

         (a) Unless the Committee determines otherwise at the time the Award is granted, no Award, and no Shares subject to Awards described in Section 10 which have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution and all Awards shall be exercisable, during the Participant's lifetime, only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant.

         (b) The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Option or any Stock Appreciation Right related to any Option exceed a period of seven (7) years from the date of its grant.

         (c) No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

         (d) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have complied with the then applicable terms and conditions.

         (e) Except as provided in Section 12, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements, or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

         (f) Subject to Section 13, the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, engages in any activity which is in competition with the Company, as determined by the Committee, one or more Officers of the Company or a committee of Officers of the Company to whom the authority to make such determination is delegated by the Committee. The Committee shall have the discretion with respect to any Award granted under this Plan to establish, upon its grant, conditions under which (i) the Award may be subsequently forfeited, cancelled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) the gains that are realized by the grantee in connection with an Award or the exercise of an Award may be recovered; provided, however, that such conditions and their consequences are: (a) clearly set forth in the Award Agreement or other grant document; and (b) comply with applicable laws. These conditions may include, without limitation, actions by the Participant which constitute a conflict of interest with the Company, are prejudicial to the Company's interests, or are in violation of any non-compete agreement or obligation, any confidentiality agreement or obligation, the Company's applicable policies, or the Participant's terms and conditions of employment.

         (g) All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         (h) Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

         (i) Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

         (j) [Intentionally omitted]

         (k) The Committee is authorized to establish procedures pursuant to which the payment of any Award may be deferred.

         (l) The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to grants of Performance Units and/or Other Stock Unit Awards or any other Award (paid or payable in cash or other property) that are valued with reference to property other than Shares made in any one calendar year is $10,000,000.

         (m) The Company is authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain, Shares, and will not issue Shares or Awards until such tax obligations have been satisfied.

         (n) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to shareowner approval if such approval is otherwise required; and such arrangements may be either generally applicable or applicable only in specific cases.

         (o) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

         (p) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

         (q) Awards may be granted to Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees on assignments outside their home country.


         IN WITNESS WHEREOF, the Company has caused this Plan, which was approved by the Board of Directors on November 25, 2002, to be executed effective the 19th day of February, 2003.

         For Lucent Technologies Inc.


         By:     /s/ Pamela O. Kimmet
                 --------------------------------------
                 Pamela O. Kimmet
                 Senior Vice President, Human Resources


         Attest: /s/ Richard J. Rawson
                 --------------------------------------
                 Richard J. Rawson
                 Senior Vice President, General Counsel
                 and Secretary